UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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GP Strategies Corporation

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GP STRATEGIES CORPORATION
70 Corporate Center
11000 Broken Land Parkway, Suite 200
Columbia, Maryland 21044
_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 21, 2017
_____________________

 To our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of GP Strategies Corporation (the “Company”) will be held at the Company’s offices at 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, Maryland, on the 21st day of June 2017, at 10:30 a.m., local time, for the following purposes:

1.	To elect seven persons to the Board of Directors of the Company to serve until the Next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	To hold an advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement.

4.	To hold an advisory vote regarding the frequency of future shareholder advisory votes on the compensation of our named executive officers.

These items are described more fully in our Proxy Statement. Our Board of Directors has no knowledge of any other business which may come before the meeting.

Only stockholders of record as of the close of business on April 25, 2017 are entitled to receive notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the Company at 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, Maryland.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

By Order of the Board of Directors

Kenneth L. Crawford, Secretary

Columbia, Maryland
April 28, 2017

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this will make the proxy distribution process more efficient, less costly and help in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

GP STRATEGIES CORPORATION

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2017

GP STRATEGIES CORPORATION
70 Corporate Center
11000 Broken Land Parkway
Columbia, Maryland 21044
_____________________

PROXY STATEMENT
_____________________

INFORMATION CONCERNING SOLICITATION AND VOTING

The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, for use only at the Annual Meeting to be held at the Company’s offices at 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, Maryland on the 21st day of June 2017, at 10:30 a.m., local time, and at any adjournments or postponement thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 28, 2017.

Properly delivered Proxies will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the proposal to elect seven persons to the Board of Directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify, FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, FOR the compensation of our named executive officers, and FOR an advisory vote on executive compensation to be held annually. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the Annual Meeting. The management of the Company is not aware of any other matters that are to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named.

Quorum; Required Votes

In order to conduct business at the Annual Meeting a quorum must be present. A quorum is the presence, in person or by proxy, of holders of record of shares of GP Strategies Common Stock (the "Common Stock") representing a majority of the number of votes entitled to be cast at the Annual Meeting. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes”, described below, will be treated as present for purposes of determining if a quorum is present.

The election of directors (Proposal 1) requires that each nominee receive more votes cast “for” than "against" the nominee at the Annual Meeting in order for the nominee to be elected. Shares not present and shares present but not voted (whether as an abstention, broker non-vote or otherwise) will have no effect on the election of directors.

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2) requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes have no effect on this proposal.

The advisory vote on compensation of our named executive officers (Proposal 3) requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes have no effect on this proposal. Although the advisory vote on the compensation of our named executive officers is non-binding, the Board of Directors will review the results of the vote and will take them into account when making decisions concerning executive compensation of our named executive officers.

In the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal 4), you have four choices for voting on this proposal, as indicated on the proxy card. You can choose whether the vote on the compensation of our named executive officers should be conducted every one (1) year, every two (2) years or every three (3) years. You may also abstain from voting on this proposal. The frequency of the vote on the compensation of our named executive officers receiving the greatest number of votes cast (every 1, 2 or 3 years) will be considered the frequency recommended by shareholders. Although this vote is advisory and therefore not binding on the Company or its Board of Directors, the frequency considered to be recommended by shareholders will be adopted by the Board of Directors with respect to future votes on executive compensation. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

If you hold your shares in “street name” (that is through a broker or other nominee), your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. If you do not give your broker instructions on how to vote your shares the broker will return the proxy card without voting on proposals not considered “routine.” This is a broker non-vote. Proposals 1, 3 and 4 are considered “non-routine” matters. The broker may not vote on these matters without instructions from you.

Record Date

The Board of Directors has fixed the close of business on April 25, 2017 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding capital stock of the Company on April 25, 2017 consisted of 16,727,281 shares of Common Stock, each entitled to one vote per share.

Voting via the Internet, by Telephone or by Mail; Revoking Earlier Vote

Stockholders whose shares are registered in their own names may vote in person at the Annual Meeting, via the Internet, by telephone or, if they receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. If you receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. If you receive a paper proxy card and voting instructions by mail and elect to vote by mail, you should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that you must follow to specify how your record holder will vote your shares. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot.

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, by delivering written notice of revocation of your proxy to the Company’s Secretary at its principal executive offices before the beginning of the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the preceding paragraph.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of Common Stock beneficially owned as of April 25, 2017 by each person who is known by the Company based on such person’s filings with the Securities and Exchange Commission (“SEC”) to own beneficially more than 5% of the outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class
Sagard Capital Partners, L.P. 280 Park Avenue, 3rd Floor West New York, NY 10017	3,639,367 shares	(1)	21.8%
Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,234,108 shares	(2)	7.4%
Cove Street Capital 2101 E El Segundo Boulevard, Suite 302 El Segundo, CA 90245	1,131,650 shares	(3)	6.8%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	930,763 shares	(4)	5.6%
 __________________________

(1)	Based on a Form 4 filed by Sagard Capital Partners, L.P. with the SEC on November 10, 2016.

(2)	Based on a Schedule 13G filed by Wellington Management Co. LLP with the SEC on February 9, 2017.

(3)	Based on a Schedule 13G filed by Cove Street Capital, LLC with the SEC on February 14, 2017.

(4)
Based on a Schedule 13G filed by Dimensional Fund Advisors LP ("Dimensional") with the SEC on February 9, 2017. Dimensional has informed the Company that the shares are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock, by each director, each of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated officers (collectively, the Named Executive Officers), and all directors and executive officers as a group as of April 25, 2017.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class
Harvey P. Eisen	25,728		*
Marshall S. Geller	144,445		*
Scott N. Greenberg	162,659	(1)	1.0%
Steven E. Koonin	1,500		*
Richard C. Pfenniger, Jr.	39,377		*
Samuel D. Robinson	3,640,617	(2)	*
A. Marvin Strait	31,433		*
Douglas E. Sharp	66,812	(1)	*
Sharon Esposito-Mayer	52,727	(1)	*
Karl Baer	27,408	(1)	*
Donald R. Duquette	42,900	(1)	*
Directors and Executive Officers as a Group (14 persons)	4,301,177	(3)	25.7%
__________________________

*	Less than one percent.

(1)
Includes 14,937 shares for Mr. Greenberg, 10,134 shares for Mr. Sharp, 10,535 shares for Ms. Esposito-Mayer, 4,768 shares for Mr. Baer and 8,080 shares for Mr. Duquette allocated pursuant to the provisions of our Retirement Savings Plan.

(2)
The amount reported by Samuel D. Robinson includes 1,250 shares owned directly by him and 3,639,367 shares representing the beneficial ownership of the Company’s securities by Sagard Capital Partners, L.P., a Delaware limited partnership ("Sagard Capital"). Mr. Robinson is the President of Sagard Capital Partners Management Corporation ("Sagard Management"), the investment manager of Sagard Capital, and of Sagard Capital Partners GP, Inc., the general partner of Sagard Capital. Mr. Robinson disclaims beneficial ownership of such securities, by virtue of his position as the President of Sagard Management.

(3)	Includes 53,369 shares of Common Stock allocated to accounts pursuant to the provisions of our Retirement Savings Plan.

PROPOSAL 1. ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If instructed to do so, Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for Director named below in the event of the unavailability of any such nominee.

We seek persons to serve as directors who possess qualifications and expertise that will enhance the composition of the Board, applying considerations set forth in our Corporate Governance Guidelines (described below).

Set forth below are the names of the nominees, the year in which first elected a Director of the Company, the principal occupation of each nominee, and a brief biography of each nominee, including information regarding the specific experience, qualifications, attributes or skills that led the Board of Directors to determine that the applicable director should be re-nominated and elected to serve as a member of our Board of Directors.

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years
Scott N. Greenberg (1987)	60
Mr. Greenberg has been Chief Executive Officer of the Company since April 2005. He was President of the Company from 2001 until 2006, Chief Financial Officer from 1989 until 2005, Executive Vice President from 1998 to 2001, Vice President from 1985 to 1998, and held various other positions since joining the Company in 1981.  Mr. Greenberg was also a Director of Wright Investors’ Service Holdings Inc., formerly National Patent Development Corporation (“NPDC”), from 2004 to 2015. Mr. Greenberg brings to the Board significant experience and expertise in management, acquisitions and strategic planning, as well as many years of finance and related transaction experience. As our Chief Executive Officer, he brings to the Board extensive knowledge of the Company’s structure, history, major stockholders and culture.

Harvey P. Eisen (2002)	74
Mr. Eisen is Chairman, Chief Executive Officer and Director of Wright Investors' Service Holdings, Inc., formerly NPDC. He has also served as Chairman of Bedford Oak Advisors, LLC, an investment partnership, since 1998. He was previously Senior Vice President of Travelers, Inc. and held various executive positions with Primerica, SunAmerica Corp., and Integrated Resources Asset Management. Mr. Eisen has served on the Strategic Development Board for the Trulaske College of Business, University of Missouri since 1995 where he established the first accredited course on the Warren Buffet Principles of Investing. He also served on the Zanvyl Krieger School of Arts and Sciences Advisory Board for Johns Hopkins University as well as the Carey Business School Board of Overseers and the Hopkins Parents Council. Mr. Eisen has been Chairman of our Board of Directors since 2005. Mr. Eisen has over three decades of investment experience. His long, distinguished career in the investment and finance industry, combined with his wealth of experience with companies in many sectors, make him a skilled adviser who provides critical insight into strategic planning and financial matters.

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years
Marshall S. Geller (2002)	78
Mr. Geller is a Founder and Senior Investment Advisor of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001.  He has spent more than 40 years in corporate finance and investment banking, including 21 years as a Senior Managing Partner of Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East.  Mr. Geller is currently on the Board of Directors of COR Capital LLC, Wright Investors' Service Holdings, Inc. and UCLA Health System and is on the Board of Governors of Cedars Sinai Medical Center, Los Angeles.  Mr. Geller also serves on the Dean's Advisory Council for the College of Business & Economics at California State University, Los Angeles. During the past five years, Mr. Geller has also been a director of Guidance Software, Inc., National Holdings Corporation and California Pizza Kitchen. As the managing partner of a private equity fund and a director of other public companies, Mr. Geller brings to the Board many years of experience and expertise as an investor in and adviser to companies in various sectors.

Richard C. Pfenniger, Jr. (2005)	61
Mr. Pfenniger served as Interim Chief Executive Officer of Vein Clinics of America, Inc. from May 2014 to February 2015 and as Interim Chief Executive Officer of Integramed America, Inc., a manager of outpatient fertility centers, from January to June 2013. From 2003 until 2011, Mr. Pfenniger served as the Chairman of the Board, President and Chief Executive Officer of Continucare Corporation, a provider of primary care physician services. Mr. Pfenniger was the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc., a provider of career-oriented higher education, from 1997 until 2003.  From 1994 to 1997, Mr. Pfenniger served as the Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation, a multi-national pharmaceutical company. Mr. Pfenniger currently serves as a Director of TransEnterix, Inc. (a medical device company), Opko Health, Inc. (a multi-national pharmaceutical and diagnostics company), BioCardia, Inc. (a regenerative medicine company) and Wright Investors' Service Holdings, Inc. Mr. Pfenniger’s prior experience as a Chief Executive Officer of a public company and prior experience in the education industry brings relevant experience managing a growth-oriented business and balancing the demands of clients, employees and investors.

A. Marvin Strait (2007)	83
Mr. Strait presently practices as a Certified Public Accountant under the name A. Marvin Strait, CPA. He has practiced in the field of public accountancy in Colorado for over 40 years. He presently serves as a member of the Board of Trustees of the Colorado Springs Fine Arts Center Foundation, the Sam S. Bloom Foundation and Pikes Peak Educational Foundation. He also presently serves as a member of the Board of Directors and Chairman of the Audit Committee of Sturm Financial Group, Inc. Mr. Strait previously served as the Chairman of the Board of Directors of the American Institute of Certified Public Accountants (AICPA), as President of the Colorado Society of Certified Public Accountants and the Colorado State Board of Accountancy, and serves as a permanent member of the AICPA Governing Council. Mr. Strait served as a Director and Chairman of the Audit Committee of Continucare Corporation from 2004 to 2011, and as a Director and Chairman of the Audit Committee of RAE Systems, Inc. from 2006 to 2009. Mr. Strait brings to the Board significant expertise in accounting and financial matters and in analyzing and evaluating financial statements. He has served on the audit committees of several companies, and is Chair of our Audit Committee.

Name and Year First Elected as Director	Age	Principal Occupation and Business Experience During the Past Five Years
Steven E. Koonin (2016)	65
Dr. Steven E. Koonin has been the director of the Center for Urban Science and Progress since its creation in April 2012 by New York University, where he is also a Professor of Information, Operations, and Management Sciences in the Stern School of Business and of Civil and Urban Engineering in the Tandon School of Engineering. Prior to his current roles, Dr. Koonin served as Undersecretary for Science at the U.S. Department of Energy from May 2009, following his confirmation by the U.S. Senate, until November 2011. Prior to joining the government, Dr. Koonin spent five years, from March 2004 to May 2009, as Chief Scientist for BP, p.l.c. From September 1975 to July 2006, Dr. Koonin was a professor of theoretical physics at Caltech and was the institute’s Provost from February 1995 to January 2004. Dr. Koonin was a director of CERES, Inc., a publicly traded company pursuing genetically enhanced bioenergy crops, from 2012 to 2015. His memberships include the U.S. National Academy of Sciences, the American Academy of Arts and Sciences, the Council on Foreign Relations. He is a former member of the Trilateral Commission. He has been a member of the JASON advisory group from July 1988 to May 2009, and from November 2011 to present, and served as the group’s chair from 1998 to 2004. He also has served as an independent governor of the Los Alamos and Lawrence Livermore National Security LLCs since July 2012 and of the Sandia Corporation from 2016 to 2017 and was a member of the Secretary of Energy’s Advisory Board from 2013 to 2016. Dr. Koonin holds a B.S. in Physics from Caltech and a Ph.D. in Theoretical Physics from MIT and has been a Trustee of the Institute for Defense Analyses since 2014. Dr. Koonin brings extensive experience in science, education, energy and government to our Board of Directors.

Samuel D. Robinson (2016)	43
Mr. Robinson is President of Sagard Capital Partners Management Corporation ("Sagard") and a Vice President of Power Corporation of Canada ("Power"). He joined Sagard and Power in 2016 after an 18 year career at Goldman Sachs. He served in a a variety of positions at Goldman Sachs, including Chief Administrative Officer and head of strategy for the global Investment Banking Division, Chief Operating Officer for the firm's emerging markets businesses, Asia Regional Chief of Staff and Chief of Staff to the firm's President. Earlier, he trained as a financial institutions investment banker, worked in venture capital and was involved for many years in corporate strategy and investor relations. Mr. Robinson currently serves on the boards of Integramed America, Inc. and Vein Clinics of America, Inc. He holds a M. A. and a M. Phil., both from Christ Church, Oxford University. Mr. Robinson brings to the Board experience in strategy, business operations, M&A, capital raising, and in working closely with leaders to maximize their own strategic and operational impact.

Required Vote and Board Recommendation

The election of directors requires that each nominee receive more votes cast “for” than "against" the nominee in order for the nominee to be elected. Shares not present and shares present but not voted (whether as an abstention, broker non-vote or otherwise) will have no effect on the election of directors.

 The Board of Directors recommends that you vote FOR the election of each of the seven nominees.

Corporate Governance

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of the Company’s business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board of Directors held ten meetings in 2016. All of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of Committees of the Board on which they served, with the exception of Laura Gurski, who resigned from the board effective February 2, 2017. We do not have an official policy with regard to Board members’ attendance at annual meetings of stockholders. However, we encourage all Directors to attend and typically schedule a meeting of the Board of Directors on the same day as our meeting of stockholders.

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Nominating/Corporate Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available on our website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section. We will provide a copy of such guidelines to any stockholder who requests one by contacting our Secretary, 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, MD 21044. We continue to monitor our corporate governance guidelines to comply with rules adopted by the SEC, the NYSE and industry practice.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including, but not limited to, the Chief Executive Officer and the Chief Financial Officer and other senior managers in our accounting and finance departments.  A copy of this Code of Business Conduct and Ethics can be found on our website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section. We will provide a copy of such code to any stockholder who requests one by contacting our Secretary, 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, MD 21044. If we make any substantive amendments to the Code of Ethics for our executive officers or directors or grant any waiver from a provision of the Code of Ethics for our executive officers or directors, we will within four (4) business days disclose the nature of such amendment or waiver in a Report on Form 8-K or on our website at www.gpstrategies.com.

Director Independence

The Board of Directors reviews the independence of its members on an annual basis. No Director will be deemed to be independent unless the Board affirmatively determines that the Director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The Board has not adopted any categorical standards of Director independence, however, the Board of Directors employs the standards of independence of the New York Stock Exchange (“NYSE”) rules currently in effect in making its determination that a Director qualifies as independent. In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director may have with the Company. As a result of its annual review, the Board of Directors has determined that Harvey P. Eisen, Marshall S. Geller, Steven E. Koonin, Samuel D. Robinson, Richard C. Pfenniger, Jr. and A. Marvin Strait are independent and that Scott N. Greenberg is not independent. The Company has Nominating/Corporate Governance, Government Security, Compensation and Audit Committees and based on these standards, all current members of such Committees are independent. The Company also has an Executive Committee, of which Mr. Greenberg is a member.

Stock Ownership Guidelines

All directors (other than the Chief Executive Officer) are expected to accumulate and hold shares of Common Stock with a value of at least five times their annual cash base fees. As of April 25, 2017 and throughout 2016 each director held shares of the Company’s common stock sufficient to satisfy the guideline, other than Dr. Koonin who became a director in June 2016.

The Chief Executive Officer is expected to accumulate and hold shares of Common Stock with a value of at least six times his annual cash base salary and the other Named Executive Officers are expected to accumulate and hold shares of Common Stock with a value of at least three times their respective annual cash base salaries. Until the ownership guideline is satisfied, the Chief Executive Officer and Named Executive Officers are required to retain at least 50% of net profit shares delivered through the GP Strategies 2011 Stock Incentive Plan. Net profit shares refer to those that remain after payment of any exercise price and taxes owed at the exercise of stock options, vesting of restricted stock, restricted stock units, or earn out of performance shares.

Board Leadership Structure

We have separated the roles of the Chairman of the Board of Directors and Chief Executive Officer (the “CEO”) in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO, consults with the CEO about the agenda for Board of Directors meetings, and presides over meetings of the full Board of Directors. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

Executive Sessions of Non-Management Directors

The non-management Directors meet periodically in executive session. The executive sessions of non-management Directors are presided over by the Director who is the Chairman of the Committee responsible for the issue being discussed. Executive sessions are also routinely held as a part of meetings of the Audit Committee. The Board intends to schedule at least two executive sessions of non-management Directors each year. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board receives reports on various areas of risk, reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board also delegates oversight of certain risks to the Audit, Compensation and Nominating/Corporate Governance Committees.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting, and the independence of the independent auditor of the Company. The Audit Committee also monitors our whistleblower hot lines with respect to financial reporting matters, alleged violations of our codes of conduct and business ethics, and cybersecurity and information technology risks. Individuals who supervise day-to-day risk in these areas have direct access to the Board of Directors through the Audit Committee.

Our Nominating/Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Company’s Nominating/Corporate Governance Committee also oversees risk by working with management to adopt corporate governance policies and procedures designed to support the highest standards of business ethics.

Our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that support an appropriate level of risk-taking behavior consistent with the Company’s business strategy.
Committee Charters

Each of our Nominating/Corporate Governance, Audit, and Compensation Committees acts under a written charter, which may be viewed on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section at the following location: https://www.gpstrategies.com/about-us/investors/corporate-governance, at the following locations:

Committee	Online location of Charter
Nominating/Corporate Governance	https://resources.gpstrategies.com/wp-content/uploads/2017/04/Nominating_Corporate-Governance-Committee-Charter.pdf
Audit	https://resources.gpstrategies.com/wp-content/uploads/2016/05/auditComCharter.pdf
Compensation	https://resources.gpstrategies.com/wp-content/uploads/2016/05/compCharter.pdf

We will provide a copy of each committee charter to any stockholder who requests one by contacting our Secretary, 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, MD 21044.

Nominating/Corporate Governance Committee

The members of the Nominating/Corporate Governance Committee are Samuel D. Robinson, Marshall S. Geller and Richard C. Pfenniger, who is the Chairman of the Nominating/Corporate Governance Committee. All members of such committee satisfy the independence requirements of the NYSE rules currently in effect. The Nominating/Corporate Governance Committee met three times in 2016. The principal functions of the Nominating/Corporate Governance Committee are to:

(i)	develop policies on the size and composition of the Board of Directors;

(ii)	identify individuals qualified to become members of the Board of Directors;

(iii)	recommend a slate of nominees to the Board of Directors annually;

(iv)	ensure that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board of Directors have the benefit of qualified and experienced independent Directors;

(v)
review and reassess the adequacy of the Board of Directors’ corporate governance principles (which principles may be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section); and

(vi)	advise the full Board of Directors on corporate governance matters.

Our Nominating/Corporate Governance Committee identifies individuals qualified to be Board members, evaluates any stockholder recommendations for Board membership, and develops and recommends corporate governance policies and procedures. We did not implement any changes to our process for stockholder recommendations of director nominees during 2016.

Criteria and Diversity

When the Board of Directors decides to recruit a new member, it seeks strong candidates who possess qualifications and expertise that will enhance the composition of the Board of Directors. The criteria for selecting new Directors can be viewed online on the Company’s website at www.gpstrategies.com under the “Corporate Governance” page of the “Investors” section. The Board of Directors will consider any such strong candidate provided he or she possesses integrity and ethical character. The Company may engage an executive search firm to assist it in finding qualified candidates. If the Board of Directors does not believe that a candidate possesses the above personal characteristics, that candidate will not be considered.

In evaluating potential board members, the Nominating/Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines including:

•	A candidate’s background, achievements, and experience;

•	Demonstrated leadership ability;

•	The intelligence and ability to make independent analytical inquiries;

•	The ability to exercise sound business judgment; and

•	Due consideration to the Board’s overall balance of diversity of perspectives, backgrounds and experiences, as well as age, gender and ethnicity.

Accordingly, in consideration with many other factors, the Nominating/Corporate Governance Committee selects nominees with a broad diversity of abilities, experience, professions, skills and backgrounds. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of members of our Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee uses the same criteria to evaluate all candidates regardless of whether the person was recommended by directors, officers, employees, stockholders or others. Upon selection of a qualified candidate, the Nominating/Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors.

Stockholder Recommendations for Board Nominees

To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Secretary in writing at 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, MD 21044. When submitting candidates for nomination to be elected at our annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our By-laws. Our By-laws provide that any stockholder wishing to nominate a candidate for Director or to propose other business at an annual meeting of stockholders must give written notice that is received by our Secretary not less than 90 days prior to the anniversary date of the proxy statement relating to the immediately preceding annual meeting of stockholders (no later than January 30, 2018 with respect to the 2018 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not less than 90 days prior to the date of the meeting or, if the first public announcement of the meeting date is less than 100 days before such meeting date, not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in our By-laws. Copies of our By-laws are available to stockholders without charge upon request to our Secretary at the address set forth above.

Compensation Committee

The members of the Compensation Committee are Samuel D. Robinson, Marshall S. Geller and A. Marvin Strait. Marshall S. Geller is the Chairman of the Compensation Committee. All members of such committee satisfy the independence requirements of the NYSE rules currently in effect. The principal function of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities in respect of compensation of the Company’s executive officers by:

(i)	evaluating the Chief Executive Officer’s performance and setting the Chief Executive Officer’s compensation based on such evaluation; and

(ii)	developing guidelines and reviewing the compensation and performance of officers of the Company.

The Compensation Committee administers the Company’s Stock Incentive Plan. Additional information concerning the Compensation Committee is provided in the "Executive Compensation" section of this Proxy Statement.

The Compensation Committee met once in 2016.

Executive Committee

The Executive Committee meets on call and has authority to act on most matters during the intervals between Board meetings and acts as an advisory body to the Board of Directors by reviewing various matters prior to submission to the Board. The members of the Executive Committee are Scott N. Greenberg, Harvey P. Eisen, Samuel D. Robinson, Marshall S. Geller and Douglas E. Sharp, who is a non-voting member.

Audit Committee

The members of the Audit Committee are A. Marvin Strait, Chairman, Samuel D. Robinson and Richard C. Pfenniger, Jr. All members satisfy the independence and experience requirements of the SEC and the NYSE rules currently in effect. The Board of Directors has determined that A. Marvin Strait and Richard C. Pfenniger, Jr. are Audit Committee financial experts. The Audit Committee met four times in 2016.

The Audit Committee's charter sets forth its responsibilities which include:

(i)	reviewing the independence, qualifications, services, fees and performance of the independent auditors;

(ii)	appointing, replacing and discharging the independent auditors;

(iii)	approving the professional services provided by the independent auditors;

(iv)	reviewing the scope of the annual audit and quarterly reports and recommendations submitted by the independent auditors; and

(v)	reviewing the Company’s financial reporting, the system of internal financial controls, and accounting policies, including any significant changes, with management and the independent auditors.

Communications with the Board of Directors

The Board of Directors has provided a process by which stockholders and other interested parties may send communications to the Board, the non-management/independent directors as a group, or to individual members of the Board. Such communications should be directed to the Secretary of the Company, 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, MD 21044, or by email at kcrawford@gpstrategies.com, who will forward them to the intended recipients. Relevant communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product or service suggestions; product or service complaints; product or service inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out must be made available to any outside director upon request.

Identification of Executive Officers

Set forth below is certain information regarding the positions and business experience of each executive officer who is not also a director.

Executive Officer	Age	Positions
Douglas E. Sharp	58
Mr. Sharp has been President of the Company since February 2006. He was President of the Company's former principal operating subsidiary, General Physics Corporation (“General Physics”), from 2002 to 2011, when it was merged with the Company. Mr. Sharp had served as Chief Operating Officer of General Physics prior to becoming President and has held various other positions since joining General Physics in 1981.  He currently serves on the Managing Board of National Aerospace Solutions, LLC and serves as a Director of the Company's principal foreign subsidiaries. Mr. Sharp holds a Bachelor of Science in Mechanical Engineering from University of Maryland.

Sharon Esposito-Mayer	50
Ms. Esposito-Mayer has been Executive Vice President and Chief Financial Officer of the Company since December 2005.  She has been Executive Vice President since 2004, was Vice President of Finance of General Physics from 2001 until 2004 and held various financial positions prior to joining General Physics in 1995. Ms. Esposito-Mayer holds a Bachelor of Science in Accounting from Pennsylvania State University and a MBA from Loyola College.

Karl Baer	57
Mr. Baer has been Executive Vice President, Professional & Technical Services, of the Company since March 2006.  He has been an Executive Vice President since 2004 and was a Vice President of General Physics from 1998 until 2004.  Mr. Baer has held various other positions since joining General Physics in 1987.  Prior to joining General Physics, Mr. Baer served in the U.S. Navy’s nuclear submarine force for over nine years.

Donald R. Duquette	63
Mr. Duquette has been Executive Vice President, Learning Solutions, of the Company since September 2008. He was a Senior Vice President of General Physics from 2004 to 2008. He was a Vice President of General Physics from 1989 to 2004 and held various other positions since joining General Physics in 1979. Mr. Duquette holds a Bachelor of Science degree in Mechanical Engineering from Johns Hopkins University and an Executive MBA from Loyola College.

Kenneth L. Crawford	58
Mr. Crawford has been Senior Vice President, General Counsel and Secretary of the Company since April 2007.  He became a Senior Vice President of General Physics in March 2006, was a Vice President of General Physics from 1991 to March 2006, and became General Counsel of General Physics in 1991 and Secretary of General Physics in 1990.  Mr. Crawford joined General Physics in 1987.  Prior to that he was engaged in the private practice of law. Mr. Crawford is a graduate of the University of Michigan Law School.

David A. Gugala	68
Mr. Gugala has been Executive Vice President of the Company since November 2016 and was Senior Vice President from June 2012 until his promotion in 2016. He has been Vice President Operations, Sandy Corporation – a division of GP Strategies (“Sandy”) since January 2007, when the Company acquired Sandy from ADP, Inc. He has served in various operations leadership roles since joining Sandy in 1976. Mr. Gugala holds a Bachelor of Arts degree from Wayne State University.

Deborah T. Ung	54
Ms. Ung has been Executive Vice President of the Company since November 2016, was Senior Vice President from December 2011 to 2016, and was Vice President, RWD, since April 2011, when the Company acquired the consulting business of RWD. Prior to joining the Company, Ms. Ung was a Vice President of RWD from 2006 to 2011 and from 1997 to 2001, and held various operational and leadership roles after joining RWD in 1989. From 2002 to 2005, she was President of Accelera Corporation, an education services provider for the life sciences industry. Ms. Ung received a Bachelor of Science degree in Environmental Health/Health Physics from Purdue University.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP is currently acting as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2017. KPMG LLP has informed the Company that it does not have any financial interest in the Company and that neither it nor any members or employees have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Even if the appointment of KPMG LLP as the Company's auditors for 2017 is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. In the event the stockholders fail to ratify this selection, it is expected that the matter of the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firms’ Fees

The following table sets forth the fees billed to the Company for the years ended December 31, 2016 and 2015 for professional services rendered by KPMG LLP:

	2016	2015
Audit Fees (1)	$1,235,000	$1,198,000
Audit-Related Fees (2)	26,000	25,000
Tax Fees (3)	333,000	258,000
All Other Fees	—	—
Total	$1,594,000	$1,481,000
 __________________________

(1)
Audit fees for 2016 and 2015 consisted of $1,124,000 and $1,090,000 respectively, for the audit of our consolidated financial statements, including quarterly review services, fees with respect to the audit of internal control over financial reporting and SEC reporting matters, and $111,000 and $108,000 respectively, for statutory audit services for foreign subsidiaries.

(2)	Audited-related fees for 2016 and 2015 consisted of the audit of the financial statements of employee benefit plans.

(3)	Tax fees for 2016 and 2015 consisted of fees for tax compliance services, including the preparation of tax returns, and tax consulting services including technical research.

Policy on Pre-Approval of Services Provided by Independent Auditor

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of KPMG LLP are subject to specific pre-approval policies of the Audit Committee.  All audit and permitted non-audit services to be performed by KPMG LLP require pre-approval by the Audit Committee in accordance with pre-approval policies established by the Audit Committee.  The procedures require all proposed engagements of KPMG LLP for services of any kind be directed to the Company’s Chief Financial Officer and then submitted for approval to the Audit Committee prior to the beginning of any service.

Audit Committee Report

During the year ended December 31, 2016, the Audit Committee reviewed and discussed the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, the Company’s earnings releases and the Company’s audited financial statements with management and with KPMG LLP, prior to their release. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG LLP, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG LLP’s related report and attestation. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence and satisfied itself as to KPMG LLP’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC. In addition, the Audit Committee approved KPMG LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2017.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) that might incorporate future filings made by the Company under either the Securities Act or the Exchange Act, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under either the Securities Act or the Exchange Act.

Audit Committee

A. Marvin Strait, Chairman
Samuel D. Robinson
Richard C. Pfenniger, Jr.

Required Vote and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the matter.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee is responsible for establishing and administering our policies governing the compensation of our executive officers and directors. The responsibilities of the Compensation Committee include the following:

•
Develop guidelines and review and approve corporate goals relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, and set the Chief Executive Officer’s compensation based on this evaluation;

•	Produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations;

•
Make recommendations to the Board with respect to the compensation of our executive officers and incentive-compensation plans and equity-based plans, and establish criteria for the granting of stock-based compensation to our officers and other employees, and review and approve the granting of stock-based compensation in accordance with such criteria;

•	Review director compensation levels and practices, and recommend from time to time changes in such compensation levels and practices to the Board, with equity ownership in the Company encouraged;

•	Annually review and reassess the adequacy of the charter of the Compensation Committee and recommend any proposed changes to the Board for approval; and

•
Make recommendations to the Board with respect to (a) committee member qualifications, (b) committee member appointments and removals, (c) committee structure and operations, and (d) committee reporting to the Board.

The Compensation Committee is responsible for making compensation decisions regarding the Chief Executive Officer, the President, the Chief Financial Officer and our other executive officers. The Compensation Committee is also involved in making compensation decisions regarding certain key non-executive officer employees.

None of the members of the Compensation Committee is a current or former officer or employee of ours.

Compensation Discussion & Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, and the other three Named Executive Officers. The information contained in the following tables and related footnotes and narrative discussions focuses primarily on the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent they enhance the understanding of our executive compensation disclosure.

Results of 2016 Stockholder Say on Pay Vote

At our 2016 annual meeting of stockholders our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with 14,205,858 shares voting in favor (representing over 90% of shares voted and approximately 85% of shares outstanding), 236,995 shares voting against, 15,835 shares abstaining and 791,182 shares held by brokers not voting. These results are similar to the stockholder votes on executive compensation at our 2015 annual meeting of stockholders, so we believe that our stockholders are generally supportive of the amounts and the manner in which Named Executive Officers have been compensated. The past results of the stockholder advisory vote on executive compensation, particularly the strong support expressed by the stockholders, were among the many factors considered by the Compensation Committee in making its decisions regarding executive compensation in 2016.

Compensation Philosophy and Objectives

The Compensation Committee seeks to provide compensation programs designed to:

•	Attract and retain talented and dedicated executives;

•	Motivate and reward executives whose knowledge, skills, potential and performance are critical to our success; and

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases.

The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of goals and objectives, and provides an incentive for retention. The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives (the vesting of which may accelerate upon termination of employment and/or a change in control), other benefits and perquisites and post-termination severance compensation. Base salary, benefits, and limited perquisites are designed to attract and retain highly qualified individuals. Also, in order to avoid excessive risk taking, it is important that not all cash compensation be variable. Annual cash incentive compensation awards are designed to focus the entire senior executive team, including the Named Executive Officers, toward achieving our goals while recognizing their individual contributions. Long-term equity incentives are designed to align the interests of our Named Executive Officers with our stockholders, reward overall enterprise performance, and encourage the retention of the Named Executive Officers by providing additional opportunities for them to participate in the ownership of the Company and its future growth.

Setting Executive Compensation

We typically evaluate annually whether the elements of our executive compensation program are aligned with our compensation philosophy and objectives, while also promoting the interests of our stockholders. As part of this evaluation, we subscribe annually to a number of compensation data resources to evaluate the compensation of our executive officers compared to similar positions in the marketplace, including resources published by Kenexa, Mercer and Western Management Group which provide base salary and bonus compensation data. In general, our objective is to compensate our executive officers at levels between the 50th and 75th percentiles for executives in similar positions at similarly sized companies, which we believe usually allows us to satisfy the objectives described above. The Compensation Committee has sometimes deemed it appropriate to compensate certain executives at levels outside the 50th to 75th percentile for executives in similar positions due to the executives’ experience and the market for executives with similar experience, scope of responsibility, accountability and impact on our operations, and the impact their departure could potentially have on our performance.

In addition, to assist management and the Compensation Committee in assessing and determining competitive compensation packages, at times we have engaged an independent compensation consultant to evaluate the compensation of certain executive officers and other key employees. We did not engage a compensation consultant in 2016 to evaluate our compensation structure and did not increase the salaries of our executive officers in 2016. In 2015 we engaged Frederic W. Cook and Co., Inc. (the "compensation consultant") to assess the competitiveness of compensation levels for certain of our officers, including our named executive officers, relative to peer group and survey market data. The Company determined that the compensation consultant was independent. In 2015, the Compensation Consultant analyzed the long-term incentive compensation of our Named Executive Officers compared to corresponding data in the 25th percentile, 50th percentile and 75th percentile for executives in similar positions from the survey market data. Based on the Compensation Committee’s evaluation of the information provided by the Compensation Consultant and the performance of the Company and the Named Executive Officers, on March 30, 2015 the Compensation Committee approved an incentive program under which a target level of equity compensation and the mix between time and performance-based equity compensation was set for each officer and is described in more detail below under Long-Term Equity Incentive Compensation.

Elements of Compensation

Base Salary

General

The Compensation Committee, with input from the Chief Executive Officer, considers competitive, individual and company performance data in order to make or recommend compensation decisions that will incentivize, retain and maintain a competitive standing for each executive officer. The Compensation Committee considers several factors when adjusting an executive’s salary, including individual and Company performance, the executive’s market value and prospective value to us, the knowledge, experience and accomplishments of the executive, the executive’s level of responsibility, the recommendation of the Chief Executive Officer as to officers other than the Chief Executive Officer, and the compensation levels for individuals with similar credentials. As discussed above, we did not increase the salaries of our executive officers in 2016. The Compensation Committee previously approved salary increases for the Named Executive Officers effective on April 1, 2015. The salary increases were based on survey market data and resulted in the executives' salaries being at levels between the 50th and 75th percentiles for executives in similar positions at similarly sized companies.

Cash-Based Incentive Compensation (Bonus)

Bonuses to our Chief Executive Officer and President

The employment agreements with our Chief Executive Officer and our President contain formulas for determining their annual cash bonuses. The formula ties the bonus payable to them to increases in our earnings before income taxes, depreciation and amortization (“EBITDA”) compared to the prior year, as adjusted for acquisitions and dispositions and other extraordinary or unusual nonrecurring items as defined in their employment agreements. EBITDA is a widely used non-GAAP financial measure of operating performance. EBITDA is calculated from our audited financial statements by adding back interest expense, income tax expense, depreciation and amortization to net income, and adjusting for certain non-recurring items such as gains or losses on the change in fair value of contingent consideration. Under their employment agreements, the Chief Executive Officer’s and President’s bonuses are (a) 1% of base salary for each 1% increase in EBITDA, up to a 10% increase; (b) then 2% of base salary for each 1% increase in EBITDA, up to a 15% increase; (c) then 3% of base salary for each 1% increase in EBITDA, up to a 25% increase; subject to a maximum bonus for any calendar year of 50% of his base salary for that year. In calculating the bonus for Mr. Greenberg and Mr. Sharp, for any year in which we acquire any business, the formula set forth in their employment agreements requires that EBITDA for the prior year be adjusted to reflect the budgeted EBITDA of the acquired business (as set forth in the budget numbers on which the acquisition was based) for the period from the date of the acquisition to the end of the calendar year in which the acquisition takes place.

For 2016, our EBITDA, as adjusted for acquisitions and other unusual nonrecurring items in 2016 and 2015, decreased 4%. As a result, no bonuses were paid to Mr. Greenberg or Mr. Sharp with respect to the year ended December 31, 2016 pursuant to their employment agreements or otherwise.

Bonuses to our other Named Executive Officers

Our Short-Term Incentive Program (the "STIP") that went into effect in March 2016 provides for the payment of cash bonuses to eligible employees of the Company and its subsidiaries, including Named Executive Officers Sharon Esposito-Mayer, Donald Duquette and Karl Baer. Scott Greenberg and Douglas Sharp, the Company’s Chief Executive Officer and President, respectively, are not eligible to participate in the STIP as their cash bonuses are determined under their individual employment agreements as described above.

The STIP divides eligible employees into categories based on their levels of responsibility and also establishes a general pool for paying cash bonuses to all other eligible employees of the Company. For each category of participants (other than those in the general pool), the STIP establishes the amount of cash bonus opportunity, types of performance objectives, and allocation of bonus among those types of performance objectives. The specific performance objectives to be used and the thresholds for earning part or all of the bonus opportunity allocated to each of those objectives are established each year in accordance with the terms of the plan applicable for the category. The STIP also provides for bonus payments to be made to participants in addition to the bonus opportunity applicable for each category if the Company’s performance exceeds an aggressive goal established annually, but the total amount paid to any employee under the STIP may not exceed 100% of the employee’s annual base salary. In addition to giving more weight to company performance objectives than the previous cash bonus plan, the STIP provides for the establishment of minimum thresholds for group or business unit performance that must be achieved for an employee in a group or business unit to earn the part of the bonus attributable to Company performance objectives in order to assure an acceptable minimum level of group and business unit performance.

Employees in the executive category (which includes the participating Named Executive Officers) have a cash bonus opportunity of 50% of annual base salary which is earned based on achievement against a mix of Company, group, and individual objectives. 70% of the cash bonus opportunity is allocated to achievement of Company performance objectives, 20% is allocated to achievement of group performance objectives, and 10% is allocated to achievement of individual performance objectives. The Company and group performance objectives are each further divided into an income before tax growth objective and a revenue growth objective.

The bonus opportunities in the other categories of the STIP range from 10%-30% depending on the level of responsibility of participants in the category.

There is also a general pool to fund discretionary cash bonuses to eligible employees not assigned to one of the other categories. The method for determining the amount of the general pool available for such discretionary cash bonuses is to be established annually.

The table below summarizes the allocation of the bonus opportunity among each applicable annual performance goal set for the year ended December 31, 2016, the maximum potential bonus, performance goals at threshold and target values and the actual scores and calculated bonuses for our Named Executive Officers that participate in the STIP.

	2016 Bonus Targets by Performance Goal
	% of Bonus Target	Maximum Potential Bonus	Performance Goal at Threshold (20% Payout)		Performance Goal at Maximum (100% Payout)		Actual Score		2016 Bonus
Sharon Esposito-Mayer
Company revenue	14%	$25,200	$516 million		$531 million		0%
Company pre-tax income	56%	$100,800	$38.0 million		$43.0 million		0%
SG&A expense	20%	$36,000	$45.6 million	(1)	$43.8 million	(1)	9%	(2)
Individual objectives (3)	10%	$18,000					5%
Total	100%	$180,000					14%		$25,250 (4)

Donald R. Duquette
Company revenue	14%	$24,500	$516 million		$531 million		0%
Company pre-tax income	56%	$98,000	$38.0 million		$43.0 million		0%
Group revenue	4%	$7,000	$220.2 million		$226.6 million		0%
Group gross profit	16%	$28,000	$35.1 million		$39.8 million		12.3%	(2)
Individual objectives (5)	10%	$17,500					2.1%
Total	100%	$175,000					14.4%		$25,193 (4)

Karl Baer
Company revenue	14%	$22,750	$516 million		$531 million		0%
Company pre-tax income	56%	$91,000	$38.0 million		$43.0 million		0%
Group revenue	4%	$6,500	$126.5 million		$130.2 million		0%
Group gross profit	16%	$26,000	$23.0 million		$26.1 million		0%
Individual objectives (5)	10%	$16,250					0%
Total	100%	$162,500					0%		$0
 __________________________

(1)	Represents SG&A expense excluding amortization, bad debt expense and certain other expenses.

(2)	Actual performance between the threshold and maximum amounts are interpolated.

(3)
Ms. Esposito-Mayer's individual performance objectives included department cost reduction, process improvement and efficiency, improvement of corporate support to operations, and improvement of company profitability or company cash flow. Actual score was subjectively determined by the Chief Executive Officer of the executive's performance against her objectives.

(4)
Actual bonus is calculated by multiplying the actual bonus target score multiplied by 50% of the executive's base salary. Annual bonuses for 2016 were paid in cash after review and approval by the Compensation Committee in March 2017.

(5)
The individual performance objectives for both Mr. Duquette and Mr. Baer included generating cross-selling opportunities for other groups and cash flow management initiatives. Actual score was subjectively determined by the Chief Executive Officer of the executives' performance against their objectives.

Long-term Equity Incentive Compensation

Our Compensation Committee also grants to the Named Executive Officers equity compensation under our incentive stock plan. Equity compensation for the Named Executive Officers, which has historically taken the form of stock options and restricted stock units, is designed to align the interests of our executives with our stockholders as well as to retain the executives. Equity grants are also intended to drive long term performance, in that the value ultimately realized is linked to stock price appreciation. Option grants have no value without stock price appreciation, and restricted stock has value at grant that can increase with stock price appreciation and decrease with stock price declines. Thus, the Compensation Committee believes that equity grants should motivate management to enhance the value of our common stock.

The Compensation Committee awards equity compensation to supplement our executive officers’ compensation to ensure that total compensation is competitive in the marketplace and to align compensation with our long term goals and objectives. We have not historically had a formal policy for issuing equity compensation and did not always grant equity awards on an annual or other regular basis. However, during the last several years we have typically made annual grants of restricted stock.

In March 2015, the Compensation Committee approved an incentive program providing for the issuance to certain key executives of performance-vesting and time-vesting restricted stock units under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”). In connection with developing the program, the Compensation Committee considered information provided by the Compensation Consultant regarding competitive levels of target long-term incentive compensation, the mix of performance-vesting and time-vesting long-term incentive compensation, and appropriate performance measures to link the executive’s compensation to creation of value for the stockholders.

Under the program, a target level of equity compensation is set for each officer. The target level is determined by multiplying the officer’s annual base salary by a number, which for Mr. Greenberg is 1.4, for Mr. Sharp is 1.0, for Ms. Esposito-Mayer is 0.9, and for Messrs. Baer and Duquette is 0.75. The total equity compensation is divided into performance-based and time-based restricted stock units. For the grant made in 2016, 75% of Mr. Greenberg’s target equity compensation was in the form of performance-based restricted stock units and 25% was in the form of time-based restricted stock units. For all other participants, 60% of his or her target equity compensation was in the form of performance-based restricted stock units and 40% was in the form of time-based restricted stock units. Under the program, the Compensation Committee sets the performance-vesting goal or goals within the first 90 days of each year. In March 2017, the Compensation Committee revised the allocation of the executives' equity compensation between performance-based and time-based restricted stock. For the grant made in 2017, 100% of Mr. Greenberg's target equity compensation is in the form of performance-based restricted stock units and for all other participants, 75% of his or her target equity compensation is in the form of performance-based restricted stock units and 25% is in the form of time-based restricted stock units.

Pursuant to the authority granted to it under the 2011 Plan, on March 29, 2016 the Compensation Committee granted performance-vesting restricted stock units to certain officers, including Messrs. Greenberg, Sharp, Baer and Duquette and Ms. Esposito-Mayer, and established the performance-vesting measures and targets for the performance period applicable to the grants. Employees will not be entitled to the performance-based restricted stock units unless they are an employee through the end of a three-year performance period running through December 31, 2018, except in case of the recipient's death or disability, retirement, or upon a change in control, which will result in pro rata vesting to the extent that the Compensation Committee determines that the targets it established have been achieved. For the 2016-2018 performance period, the Compensation Committee authorized 50% of each grant to vest based on a target level of average annual return on capital (“ROIC”) and 50% of each grant to vest based on average annual growth in EBITDA (adjusted to exclude the effect of acquisitions, dispositions, and certain other nonrecurring or extraordinary items) (“Adjusted EBITDA”). The Compensation Committee believes that ROIC and Adjusted EBITDA are appropriate performance measures for aligning executive compensation with creation of stockholder value. There is no vesting with regard to the ROIC goal until approximately 77% of the goal is satisfied, at which point 20% of applicable units vest. Between approximately 77% and 100% of the ROIC goal, the number of units vesting increases proportionately. There is no vesting with regard to the Adjusted EBITDA goal until approximately 78% of the goal is satisfied, at which point 20% of the applicable units vest. Between approximately 78% and 100% of the Adjusted EBITBA goal, the number of units vesting increases proportionately. If 100% or more of either goal is satisfied, there is full vesting of the units associated with that goal. Up to 71,918 shares of our common stock could be issued in respect of the performance-vesting restricted stock units granted in 2016 if the target performance levels established by the Compensation Committee for both corporate objectives are achieved or exceeded during the 2016-2018 performance period.

Also on March 29, 2016, pursuant to the authority granted to it under the 2011 Plan, the Compensation Committee granted time-vesting restricted stock units to the same officers. The time-vesting restricted stock units will vest if the employee is still employed by us on December 31, 2018. After taking into account target compensation, the performance-vesting versus time-vesting mix under the program, and the closing stock price of the Company’s common stock on March 29, 2016, the Compensation Committee granted to each of the Named Executive Officers the following time-vesting and performance-vesting restricted stock units:

Name	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units	Total Restricted Stock Units
Scott N. Greenberg	21,802	7,267	29,069
Sharon Esposito-Mayer	7,208	4,805	12,013
Douglas E. Sharp	11,568	7,712	19,280
Donald R. Duquette	5,840	3,893	9,733
Karl Baer	5,423	3,615	9,038

 Other Benefits

We also provide our Named Executive Officers with the following other benefits as part of our overall compensation program and which we believe are consistent with the types of benefits offered by competitors:

•
Retirement Savings Plan: We maintain a defined contribution 401(k) plan in which all eligible employees may participate. The company may make matching contributions under the 401(k) Plan at its discretion equal to a uniform percentage of the first 7% of base compensation for eligible employees.

•
Health and Welfare Benefits: All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

•
Life Insurance Premiums: Life insurance policies, in excess of the standard life insurance plans offered to full-time employees, are offered to the Named Executive Officers. During 2016, the executive life insurance policies provided coverage up to five times the executive’s annual base salary. The premiums are fully paid by us. A policy may, at the executive’s election, be transferred to the executive upon termination of employment.

•
Automobile Allowances: During 2016, each of the Named Executive Officers either used a vehicle leased or owned by us for both business and personal use or received a monthly car allowance in lieu of using a vehicle leased or owned by us.

Employment Agreements, Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have written employment agreements which provide for separation payments and benefits upon termination of employment under certain circumstances. Post-termination payments with respect to these executives are set forth in their respective employment agreements. The termination provisions for these executives are summarized in the “Potential Payments upon Termination or Change in Control” section later in this report.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We intend that compensation paid under our incentive plans be generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that exceeds the $1 million limitation in order to ensure competitive levels of total compensation for our executive officers.

Summary Compensation Table

The following table sets forth all compensation earned by each of the Named Executive Officers for the years ended December 31, 2016, 2015 and 2014. The Named Executive Officers are the Chief Executive Officer and the Chief Financial Officer, and the three other most highly compensated officers who were serving as executive officers at December 31, 2016.

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (5)	Total ($)
Scott N. Greenberg Chief Executive Officer	2016	560,000	—	332,999	—	—	(3)	29,278	922,277
	2015	534,333	—	470,585	—	—	(3)	24,599	1,029,517
	2014	471,546	—	—	—	50,000	(3)	19,925	541,471

Sharon Esposito-Mayer Executive Vice President & Chief Financial Officer	2016	360,000	—	174,874	—	25,250	(4)	21,618	581,742
	2015	345,417	—	220,370	—	—	(4)	26,822	592,609
	2014	310,000	10,000	148,479	—	50,000	(4)	17,908	536,387

Douglas E. Sharp President	2016	520,000	—	280,677	—	—	(3)	25,423	826,100
	2015	492,292	—	353,701	—	—	(3)	27,521	873,514
	2014	425,000	15,000	—	—	45,000	(3)	24,865	509,865

Donald R. Duquette Executive Vice President	2016	350,000	—	141,700	—	25,193	(4)	29,700	546,593
	2015	335,417	—	178,521	—	—	(4)	28,961	542,899
	2014	300,000	—	148,479	—	60,000	(4)	26,847	535,326

Karl Baer Executive Vice President	2016	325,000	—	131,587	—	—	(4)	24,673	481,260
	2015	317,708	—	165,819	—	—	(4)	26,110	509,637
	2014	300,000	—	123,785	—	60,000	(4)	22,292	506,077
_______________________

(1)	Discretionary bonus paid for the respective years.

(2)
Reflects the grant date fair value for financial statement reporting for awards of restricted stock units in the year they were granted. For assumptions used in computing the fair value of stock-based compensation awards, see Note 10 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K filed with the SEC on February 28, 2017. With respect to the performance-based restricted stock units that were granted to our Named Executive Officers in 2016, the amounts reported are based on the probable outcome of the performance-based vesting conditions at the time of grant. Assuming the highest level of performance is achieved, the grant date fair value of the performance-based restricted stock unit awards would have been as follows for 2016: $588,000 for Mr. Greenberg, $194,400 for Ms. Esposito-Mayer, $311,989 for Mr. Sharp, $157,505 for Mr. Duquette and $146,258 for Mr. Baer.

(3)	Bonus pursuant to Mr. Greenberg’s and Mr. Sharp’s employment agreements. See Compensation Discussion & Analysis.

(4)	Bonus pursuant to the Company’s Cash Bonus Plan (for 2015 and 2014) or STIP (beginning in 2016). See Compensation Discussion & Analysis.

(5)
All other compensation includes matching contributions under our Retirement Savings Plan, automobile lease payments and/or allowances, and life insurance premiums. A breakdown of these amounts is as follows:

Name	Year	Company Matching Contributions to 401(k) Plan ($)	Automobile Payments or Allowance ($)	Life Insurance Premiums ($)	Total ($)
Scott N. Greenberg	2016	7,200	9,208	12,870	29,278
	2015	7,200	9,014	8,385	24,599
	2014	7,000	4,540	8,385	19,925

Sharon Esposito-Mayer	2016	7,200	9,933	4,485	21,618
	2015	7,200	16,772	2,850	26,822
	2014	7,000	8,208	2,700	17,908

Douglas E. Sharp	2016	7,200	9,838	8,385	25,423
	2015	7,200	11,936	8,385	27,521
	2014	7,000	9,480	8,385	24,865

Donald R. Duquette	2016	7,140	9,690	12,870	29,700
	2015	7,140	9,413	12,408	28,961
	2014	7,000	8,530	11,317	26,847

Karl Baer	2016	7,200	9,346	8,127	24,673
	2015	7,200	10,998	7,912	26,110
	2014	7,000	7,955	7,337	22,292
____________________
Grants of Plan-Based Awards

The following table sets forth certain information with respect to non-equity incentive plan awards granted during the year ended December 31, 2016 to our Named Executive Officers:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott N. Greenberg	n/a	—	—	280,000
	3/29/16				4,360	5,080	21,802				137,008
	3/29/16							7,267			195,991
Sharon Esposito-Mayer	n/a	—	180,000	360,000
	3/29/16				1,442	1,679	7,208				45,283
	3/29/16							4,805			129,591
Douglas E. Sharp	n/a	—	—	260,000
	3/29/16				2,314	2,695	11,568				72,684
	3/29/16							7,712			207,993
Donald R. Duquette	n/a	—	175,000	350,000
	3/29/16				1,168	1,361	5,840				36,706
	3/29/16							3,893			104,994
Karl Baer	n/a	—	162,500	325,000
	3/29/16				1,085	1,264	5,423				34,090
	3/29/16							3,615			97,497
 __________________________

(1)
For Mr. Greenberg and Mr. Sharp, the maximum potential bonus is capped at 50% of his base salary. For the other three Named Executive Officers, the target bonus is 50% of the executive's annual base salary and the maximum potential bonus may not exceed 100% of the executive's annual base salary. The actual bonuses earned were $25,250 by Ms. Esposito-Mayer and $25,193 by Mr. Duquette and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. No bonuses were earned by Messrs. Greenberg, Sharp and Baer in respect of the year ended December 31, 2016 pursuant to the terms of the STIP or employment agreements, as applicable (see Compensation Discussion & Analysis).

(2)
The amounts reported in these columns show the threshold, target and maximum award opportunities for the performance-based restricted stock units granted to the Named Executive Officers. These restricted stock units vest on December 31, 2018, subject to the executive's continued employment with the Company, if and only to the extent that specific performance goals with respect to the Company's EBITDA and ROIC are met during a three-year performance period. The threshold amounts represent the minimum number of shares payable for a certain level of performance, and the target and maximum amounts represent the maximum payout possible under the plan (as the plan does not specify targets that are in between the minimum and maximum amounts).

(3)
The amounts reported in this column represent the time-based restricted stock units granted to the Named Executive Officers. These restricted stock units vest 100% on December 31, 2018 subject to the executive's continued employment with the Company.

(4)
The amounts reported in this column represent the grant date fair value of each equity award computed for financial statement reporting, excluding the effect of estimated forfeitures. In the case of the performance-based restricted stock units, the amounts reported are based upon the probable outcome of the applicable performance-based vesting conditions at the time of grant. Assumptions made in computing the grant date fair value of these awards are described in Note 10 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K filed with the SEC on February 28, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and/or unvested restricted stock units previously awarded to our Named Executive Officers as of December 31, 2016:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Scott N. Greenberg	—	—	—	—	20,818	595,395	37,819	1,081,623
Sharon Esposito-Mayer	—	—	—	—	15,723	449,678	12,504	357,614
Douglas E. Sharp	—	—	—	—	20,790	594,594	20,067	573,916
Donald R. Duquette	—	—	—	—	13,339	381,495	10,130	289,718
Karl Baer	—	—	—	—	11,659	333,447	9,407	269,040
_________________________

(1)	The amounts in these columns are calculated by multiplying the number of shares by the closing market price of our Common Stock on December 31, 2016 of $28.60 per share.

(2)
Represents the maximum number of shares that can be earned pursuant to the grant of performance-based restricted stock units. These restricted stock units vest, subject to the executive's continued employment with the Company, if and only to the extent that specific performance goals with respect to the Company's EBITDA and ROIC are met during a three-year performance period.

Option Exercises and Stock Vested

The table below sets forth the number of shares issued upon option exercises, the value realized on option exercises, the number of shares of restricted stock vested, and the realized value upon vesting of the restricted stock by our Named Executive Officers during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Scott N. Greenberg	—	—	6,406	151,419
Sharon Esposito-Mayer	—	—	5,195	123,926
Douglas E. Sharp	—	—	5,606	132,859
Donald R. Duquette	—	—	4,594	109,672
Karl Baer	—	—	3,995	94,846
_________________________

(1)	Represents stock units which vested during 2016. Value realized upon vesting is based on the closing market price of our Common Stock on each vesting date.

Potential Payments Upon Termination or Change in Control

Description of Termination Provisions in Employment Agreements

We have employment agreements with all five of the Named Executive Officers. These agreements provide for various payments and benefits to be made to them if their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in this section. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our Named Executive Officers. The following description of certain terms of the employment agreements with our Named Executive Officers is a summary and is subject to, and qualified in its entirety by, the agreements, which have been filed as exhibits to our filings with the SEC. The employment agreements between us and each of Messrs. Greenberg and Sharp provide for termination by either party on two years’ notice, unless sooner terminated:

•by the executive’s death or disability;
•by the executive for “good reason,” as defined below;
•by us for “cause,” as defined below; or
•by mutual agreement between us and the executive.

The employment agreements between us and each of Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer will continue in effect until terminated:

•by the executive’s death or disability;
•by the executive for “just cause,” as defined below;
•by us for “cause,” as defined below;
•by us or the executive by giving the other a period of “required notice,” as defined below; or
•by mutual agreement between us and the executive.

The “required notice” period is fifteen months for Ms. Esposito-Mayer and Mr. Baer, and twelve months for Mr. Duquette.

The discussion and tables below reflect the estimated termination benefits that would be paid or accrue to each of the Named Executive Officers in the event of the following termination scenarios:

◦
Termination for Cause – If we terminate the employment of one of the named executives for “cause,” as defined below, such executive would be entitled to unpaid base salary and continuation of benefits through the date of termination only.

“Cause” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•	Willful and continued failure to substantially perform his duties or obligations under the employment agreement (after notice and failure to cure); or

•	Willful engaging in misconduct which is materially monetarily injurious to us.

“Cause” as defined under the employment agreements of Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer exists if such executive shall:

•	Be convicted, plead guilty, or enter a plea of nolo contendere to a felony or a crime involving moral turpitude; or

•	Commit any act or omit to take any action in bad faith and to our detriment; or

•
Willfully and continually fail to perform his or her duties or obligations under any provision of the employment agreement in any material respect, and shall not correct such failure within ten days after receipt of written notice thereof; or

•	Fail to perform his or her duties or obligations pursuant to the non-compete and confidential information provisions of his or her employment agreement in any material respect.

◦
Termination upon disability – We may terminate the employment of a Named Executive Officer in the event of such executive’s incapacity due to extended physical or mental illness. In the case of disability, the affected executive would be entitled to his or her unpaid base salary and continuation of benefits through the date of termination only. If Mr. Greenberg or Mr. Sharp has been absent from his duties on a full-time basis for the entire period of six consecutive months due to physical or mental illness, we may terminate his employment thirty days after giving him notice of termination if he has not returned to the performance of his duties on a full-time basis within those thirty days. If Ms. Esposito-Mayer, Mr. Duquette or Mr. Baer is unable to fully discharge his or her duties for a period of ninety consecutive days due to a serious health condition (as defined in the Family and Medical Leave Act of 1993) and after giving effect to any reasonable accommodation required by law, we may terminate his or her employment as of a date specified in a notice of termination given to such employee.

◦
Termination upon death – In the event of death, each of the Named Executive Officers is entitled to his or her full salary through the date of death and we are required to pay his or her spouse or estate the following: for Messrs. Greenberg and Sharp – an amount equal to his full salary for one year after the date of death; and for Ms. Esposito-Mayer, Mr. Duquette or Mr. Baer – his or her full salary through the end of the calendar month within which termination occurred plus his or her full salary for the following two calendar months, and for purposes of the vesting of any stock units outstanding and unvested as of the date of termination of his or her employment, he or she shall be deemed to have been employed through the remaining period under the employment agreement.

◦
Termination without cause, or for “good reason” or “just cause” – If we terminate a Named Executive Officer’s employment without cause or a Named Executive Officer terminates his or her employment for “good reason” or “just cause,” as defined below, then the Named Executive Officer would be entitled to certain compensation discussed in detail below.

“Good reason” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•	A change in control as defined in his employment agreement; or

•	A management change in control as defined in his employment agreement; or

•	A failure by us to comply with any material provision of the employment agreement which has not been cured within ten days after notice of such noncompliance has been given to us by the executive; or

•	Any purported termination of the executive’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of the employment agreement.

Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer shall be deemed to have resigned for “just cause,” under the terms of their employment agreement, in the event that he or she resigns within sixty days following either:

•
Our imposition, without express written consent of the executive, of any significant change in his or her function, duties, or responsibilities that is not consistent with him or her being an executive, unless we rescind or modify such change within ten business days after receipt of written notice from the executive; or

•
Our failure to make any material payment, or provide any material benefit to the executive pursuant to the employment agreement, unless we correct any such deficiency within ten business days after receipt of written notice from the executive; or

•	Our breach of any other term of the employment agreement, unless we correct such failure or breach within thirty days after written notice from the executive.

Termination Payments under Mr. Greenberg’s Employment Agreement

If we terminate Mr. Greenberg’s employment without cause, or if he terminates his employment for “good reason” other than as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for three years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

If Mr. Greenberg terminates his employment as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by two. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for two years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

Termination Payments under Mr. Sharp’s Employment Agreement

If we terminate Mr. Sharp’s employment without cause, or if he terminates his employment for “good reason” other than as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for three years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

If Mr. Sharp terminates his employment as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by two. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for one year under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

Termination Provisions of Employments Agreement with Ms. Esposito-Mayer, Mr. Duquette and Mr. Baer

If during the term of either Ms. Esposito-Mayer’s, Mr. Duquette’s or Mr. Baer’s employment agreement we terminate his or her employment without “cause” or any of them terminates his or her employment for just cause and he or she is in full compliance with his or her obligations under the employment agreement, we are obligated to pay the executive his or her base annual salary at the rate in effect on the date of such termination, and the executive will continue to be eligible to receive such benefits as he or she would have been entitled to had his or her employment not terminated, for a period of time after termination equal to the length of the required notice. In addition, upon the occurrence of a “Change in Control” or “Sale of the Company,” as defined in each of their employment agreements, all stock options to purchase Common Stock granted to him or her shall immediately become fully vested and exercisable, and certain stock units granted to him or her must immediately be paid in unrestricted shares of Common Stock.

The amounts shown in the table below assume that the noted triggering events occurred on December 31, 2016 with respect to the five Named Executive Officers. Other relevant assumptions and explanations are provided in the footnotes following the table. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. As discussed above, none of the Named Executive Officers receive additional compensation in the event of voluntary or involuntary termination for “cause” or in the event of disability.

Vesting of Restricted Stock Units

The performance-vesting and time-vesting restricted stock units granted to the Named Executive Officers under the long-term incentive program contain certain additional provisions relating to the effect of a change in control. If there is a change of control as defined in the 2011 Plan, performance-vesting restricted stock units will at the effective time of the change of control vest pro rata to the extent that the Compensation Committee determines that the targets it established for such units have been achieved. If there is a change of control as defined in the 2011 Plan and a Named Executive Officer’s employment is terminated other than for cause, retirement, death, or disability within twelve months after the change of control, time-vesting restricted stock units will fully vest.

Potential Post-Employment Payments

Name / Element of Compensation	Termination due to Death		Termination Without Cause or for Good Reason, Excluding Change in Control		Termination due to Change in Control		Termination due to Management Change in Control
Scott N. Greenberg
Salary	$560,000	(1)	$—		$—		$—
Severance	—		1,615,879	(2)	1,615,879	(2)	1,077,253	(3)
Stock units (4)	—		—		360,532		360,532
Benefits continuation	—		28,727	(5)	28,727	(5)	19,389	(6)
Total	$560,000		$1,644,606		$2,005,138		$1,457,174
Sharon Esposito-Mayer
Salary	$60,000	(7)	$450,000	(8)	$—		$—
Stock units (4)	—		—		238,381		238,381
Benefits continuation	—		12,209	(9)	—		—
Total	$60,000		$462,209		$238,381		$238,381
Douglas E. Sharp
Salary	$520,000	(1)	$—		$—		$—
Severance	—		1,497,292	(2)	1,497,292	(2)	998,195	(3)
Stock units (4)	—		—		382,611		382,611
Benefits continuation	—		28,727	(5)	28,727	(5)	9,816	(10)
Total	$520,000		$1,526,019		$1,908,630		$1,390,622
Donald R. Duquette
Salary	$58,333	(7)	$350,000	(1)	$—		$—
Stock units (4)	—		—		193,136		193,136
Benefits continuation	—		9,816	(10)	—		—
Total	$58,333		$359,816		$193,136		$193,136
Karl Baer
Salary	$54,167	(7)	$406,250	(8)	$—		$—
Stock units (4)	—		—		179,351		179,351
Benefits continuation	—		12,209	(9)	—		—
Total	$54,167		$418,459		$179,351		$179,351
____________________

(1)	Represents one year of current salary as of December 31, 2016.

(2)	Represents severance payment pursuant to employment agreement which equals the average of his cash compensation for the last three calendar years multiplied by three.

(3)	Represents severance payment pursuant to employment agreement which equals the average of his cash compensation for the last three calendar years multiplied by two.

(4)
Represents the value of the number of time-based restricted stock units deemed to have vested in the event of a change in control of the Company. Value is based on the closing price of our common stock on December 31, 2016 of $28.60.

(5)	Represents an estimate of the incremental cost to the Company for benefits continuation for three years subsequent to termination date.

(6)	Represents an estimate of the incremental cost to the Company for benefits continuation for two years subsequent to termination date.

(7)	Represents two full calendar months of current salary as of December 31, 2016.

(8)	Represents the current salary for fifteen months that would have been paid or accrued if the triggering event occurred as of December 31, 2016.

(9)	Represents an estimate of the incremental cost to the Company for benefits continuation for fifteen months subsequent to the termination date.

(10)	Represents an estimate of the incremental cost to the Company for benefits continuation for one year subsequent to the termination date.

Director Compensation

Our Board of Directors has adopted guidelines for the compensation of our non-employee directors. The following summarizes the annual compensation payable to our non-employee directors as approved by the Board of Directors:

•	Base annual fee of $45,000;

•	Additional annual fee of $40,000 for serving as Chairman of the Board;

•	Additional annual fee of $15,000 for serving on the Executive Committee, excluding the Chairman;

•	Additional annual fee of $20,000 for serving as Chairman of the Audit Committee;

•	Additional annual fee of $8,000 for serving on the Audit Committee;

•	Additional annual fee of $7,000 for serving as Chairman of the Compensation Committee;

•	Additional annual fee of $5,000 for serving on the Compensation Committee;

•	Additional annual fee of $12,000 for serving as Chairman of the Nominating/Corporate Governance Committee;

•	Additional annual fee of $10,000 for serving as Chairman of the Government Security Committee; and

•	500 fully vested shares of our common stock per quarter.

These annual fees are prorated and paid on a quarterly basis. At the option of the directors, up to one-half of the fees may be paid in shares of our common stock. In addition to the annual retainers, each non-employee director received $1,500 for each Board meeting attended and $750 for each committee meeting attended, but only if the committee meeting was held on a different date than the Board meeting.

Directors Compensation Table

The following table shows the compensation earned by each individual who served as a director during the year ended December 31, 2016 (excluding Mr. Greenberg, whose compensation as Chief Executive Officer is shown above in the Summary Compensation Table):

Name	Fees earned or paid in cash ($)	Stock awards ($)	All other compensation ($)	Total ($)
Jennifer E. Brown (1)	33,000	—	—	33,000
Harvey P. Eisen	100,000	51,155	—	151,155
Daniel M. Friedberg (2)	69,750	30,700	—	100,450
Marshall S. Geller	84,250	51,155	—	135,405
Laura L. Gurski (3)	62,000	51,155		113,155
Steven E. Koonin (4)	36,500	26,610	—	63,110
Richard C. Pfenniger, Jr.	84,500	51,155	—	135,655
Samuel D. Robinson (5)	22,000	20,455		42,455
A. Marvin Strait	88,750	51,155	—	139,905
____________________

(1)	Jennifer Brown served on the Board of Directors and as Chair of the Government Security Committee until June 22, 2016.

(2)
Daniel Friedberg’s compensation for service on the Board of Directors was paid directly to Sagard Capital Partners, L.P with the exception of $28,173 which was paid directly to him. He served on the Board of Directors until August 5, 2016.

(3)	Laura Gurski served on the Board of Directors until February 2, 2017.

(4)	Steve Koonin was elected to the Board of Directors on June 22, 2016 and serves as Chair of the Government Security Committee.

(5)	Samuel Robinson was elected to the Board of Directors on August 8, 2016.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee of our Board of Directors are Marshall S. Geller, Chairman, Samuel D. Robinson, and A. Marvin Strait. None of the members of the Compensation Committee during 2016 (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the subject matter in the “Compensation Discussion and Analysis” ("CD&A") and has reviewed the CD&A included in this proxy statement. Based upon this review, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement filed with the SEC in connection with the Company’s annual meeting of stockholders.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Marshall S. Geller
Samuel D. Robinson
A. Marvin Strait

PROPOSAL 3. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are requesting stockholders to approve the following non-binding, advisory resolution at the 2017 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of GP Strategies Corporation provide their advisory approval of the compensation of GP Strategies Corporation’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the compensation tables and related notes and narrative contained in the Proxy Statement for GP Strategies Corporation’s 2017 Annual Meeting of Stockholders.

Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast on the matter.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers as described in this Proxy Statement. This vote is advisory and therefore not binding on the Company. The Compensation Committee, however, will review the outcome of this vote and will take it into account in making determinations concerning the compensation of our executive officers in the future.

Executive Compensation Philosophy

The Compensation Committee seeks to provide compensation programs designed to:

•	Attract and retain talented and dedicated executives;

•	Motivate and reward executives whose knowledge, skills, potential and performance are critical to our success; and

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases.

The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of goals and objectives, and provides an incentive for retention.

We believe that the 2016 compensation of the Company's Named Executive Officers was appropriate and aligned with the Company’s 2016 strategic objectives and performance. We encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 16, which describes in more detail the Company’s compensation philosophy and the policies and procedures that have been designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, beginning on page 22 of this Proxy Statement, which provide detailed information on the compensation of the Company’s Named Executive Officers.

The Board of Directors recommends a vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval of this proposal.

PROPOSAL 4. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are required to submit the frequency of stockholder advisory votes on compensation to an advisory vote of stockholders at least every six years in accordance with Section 14A of the Exchange Act. This was last voted on at our 2011 Annual Meeting at which our stockholders approved the Company’s recommendation that the advisory vote on compensation of Named Executive Officers be held annually. Therefore, at the 2017 Annual Meeting of Stockholders, we are requesting you to vote on how often GP Strategies Corporation should conduct an advisory vote on the compensation of its named executive officers.

Please note that you have four choices for voting on this proposal, as indicated on the proxy card. You can choose whether the vote on the compensation of GP Strategies Corporation’s named executive officers should be conducted every one (1) year, every two (2) years or every three (3) years. You may also abstain from voting on this proposal.

The frequency of the vote on the compensation of GP Strategies Corporation’s named executive officers receiving the greatest number of votes cast (every 1, 2 or 3 years) will be considered the frequency recommended by shareholders. Although this vote is advisory and therefore not binding on GP Strategies Corporation or its Board of Directors, the frequency considered to be recommended by shareholders will be adopted by the Board of Directors with respect to future votes on executive compensation.

Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

After careful consideration, the Board of Directors believes that an advisory vote on executive compensation held every year is the most appropriate policy at this time. Although GP Strategies Corporation’s executive compensation programs are designed to reward performance over multiple year performance periods and it may not be feasible to change the compensation program in consideration of any one year’s advisory vote on executive compensation, the Board of Directors recognizes that holding an annual advisory vote on executive compensation allows our shareholders to provide more immediate input on our compensation philosophy, policies and practices.

The Board of Directors recommends that the vote on the compensation of GP Strategies Corporation’s Named Executive Officers be held every ONE (1) year. If not otherwise specified, proxies will be voted to conduct advisory votes on executive compensation every ONE (1) year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review & Approval Process for Related Person Transactions

Our Corporate Governance Guidelines require each director to avoid any action, position or interest that conflicts with an interest of the Company or gives the appearance of a conflict.  Although there is no formal written procedure in those Guidelines for handling such situations when they arise, in practice our Board of Directors, or a committee thereof, is responsible for reviewing and approving, all related person transactions. A related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants. A related person is an executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Our Conduct of Business Policy governs related person transactions involving executive officers and the Company.  It prohibits activities or relationships which are incompatible with employment by the Company or which places the executive in a position where there is a conflict between the executive’s private interests and the interests of the Company, its subsidiaries or affiliates.  Executives are required to immediately disclose such situations to their supervisor, the Company’s Ethics Program Compliance Officer, or the Company’s General Counsel for a determination of appropriate action.  The Company maintains a hotline for employees to confidentially report questionable activities or seek advice in handling ethics-related issues.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to furnish us with such reports. Based solely on a review of copies of such reports for 2016, we believe that during 2016 all reports applicable to our officers, directors and greater than 10% beneficial owners were filed on a timely basis.

Stockholder Proposals and Director Nominations

Proposals for Inclusion in Proxy Materials

Stockholders may present proposals for inclusion in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders provided they are received by the Company no later than December 31, 2017 and are otherwise in compliance with applicable SEC regulations. If we change the date of the 2018 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, a stockholder’s written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2018 Annual Meeting.

Proposals and Director Nominations Not Intended for Inclusion in Proxy Materials

In addition to the above requirements, the Company’s By-laws provide that any stockholder wishing to nominate a candidate for Director or to propose other business at an annual meeting of stockholders of the Company must give written notice that is received by the Secretary of the Company not less than 90 days prior to the anniversary date of the proxy statement relating to the immediately preceding annual meeting of stockholders (no later than January 30, 2018 with respect to the 2018 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not less than 90 days prior to the date of the meeting or, if the first public announcement of the meeting date is less than 100 days before such meeting date, not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in the Company’s By-laws. Copies of the Company’s By-laws are available to stockholders without charge upon request to the Company’s Secretary at the Company’s address set forth above.

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2016, which is not a part of the proxy soliciting materials, was made available to the Company’s stockholders on approximately April 25, 2017.

General

So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the Annual Meeting, but it is intended that the Proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

Cost of Solicitation

The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail and e-mail, but employees or representatives of the Company may also solicit proxies by telephone and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

By Order of the Board of Directors,

Kenneth L. Crawford, Secretary
April 28, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Harvey P. Eisen	☐	☐	☐
02 Marshall S. Geller	☐	☐	☐
03 Scott N. Greenberg	☐	☐	☐
04 Steven E. Koonin	☐	☐	☐
05 Richard C. Pfenniger	☐	☐	☐
06 Samuel D. Robinson	☐	☐	☐
07 A. Marvin Strait	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. Advisory vote regarding the frequency of future shareholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000336755_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

GP STRATEGIES CORPORATION
Annual Meeting of Stockholders
June 21, 2017
This proxy is solicited by the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of GP Strategies Corporation, hereby appoints Harvey P. Eisen and Scott N. Greenberg, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at GP Strategies Corporation's corporate headquarters office located at 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, MD on June 21, 2017, at 10:30 a.m., local time, and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000336755_2 R1.0.1.15

Continued and to be signed on reverse side